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                                                                    EXHIBIT (23)

                          INDEPENDENT AUDITORS' CONSENT

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The Human Resources Committee
Wachovia Corporation:

     We consent to the incorporation by reference in the Registration Statement (No. 333-11613) on Form S-8 of the Wachovia Savings Plan (the Plan), formerly named First Union Corporation Savings Plan, of our report dated June 13, 2002, relating to the statements of net assets available for benefits as of December 31, 2001 and 2000, and the statement of changes in net assets available for benefits for the year ended December 31, 2001, and the related supplemental schedule, which report appears in the December 31, 2001 Annual Report on Form 11-K of the Plan.

/s/ KPMG LLP

Charlotte, North Carolina
June 13, 2002